Exhibit 23.b








                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Masco Corporation on Form S-8 of our report dated February 28, 1997, on our audits of the consolidated financial statements and financial statement schedule of MascoTech, Inc. and subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, which report is incorporated by reference from the Masco Corporation Annual Report on Form 10-K for the year ended December 31, 1996.


/s/ Coopers & Lybrand L.L.P.


Coopers & Lybrand L.L.P.
Detroit, Michigan
July 7, 1997